Exhibit 99.4
Chart Energy & Chemicals Awarded Ethylene Project in Thailand
Cleveland, Ohio — March 20, 2007 — Chart Industries, Inc. (NASDAQ: GTLS) announced that its wholly-owned subsidiary, Chart Energy & Chemicals, Inc., has been awarded a multi-million dollar contract from Toyo Engineering Corporation to supply brazed aluminum heat exchangers, core-in-kettle heat exchangers and cold boxes for the PTT Polyethylene Company Ltd. ethylene plant, located in Map Ta Phut, Rayong, Thailand. Chart’s equipment is scheduled to be completed and shipped late in 2008, with the plant scheduled to start up October 2009. The ethylene plant is based on ABB Lummus Global technology and is expected to have a capacity of one million tons of ethylene per year. The ethylene produced by this plant will be the feedstock of a polyethylene plant also being constructed in conjunction with this project.
“This award adds to our growing portfolio of energy and chemical related projects throughout the world,” said Sam Thomas, Chief Executive Officer and President of Chart Industries, Inc. “Chart has experienced a lift in demand for its equipment utilized in the production of ethylene. Toyo’s confidence in Chart’s capabilities reflects the strength of our products and the competitive position we hold in this market.”
This news release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the matters described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside Chart’s control. These risks, uncertainties and other factors are described from time to time in Chart’s reports filed with the Securities and Exchange Commission, and include: the cyclicality of Chart’s markets; a delay, significant reduction in and/or loss of purchases by large customers; competition; and general economic, political, business and market risks associated with Chart’s non-U.S. operations. Any forward-looking statement speaks only as of the date on which such statement is made, and Chart undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com. Chart undertakes no obligation to update publicly or revise any information included in this release.
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244
michael.biehl@chart-ind.com